U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

           Filed pursuant to Section 16(a) of the Securities Exchange
            Act of 1934, Section 17(a) of the Public Utility Holding
                             Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_] Form 3 Holdings Reported

[X] Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

Shaw                                                 Wilfred
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 (Last)                                      (First)           (Middle)

199 California Drive, Suite 207
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                                    (Street)

Millbrae                            CA                        94030
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 (City)                                      (State)                    (Zip)
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2. Issuer Name and Ticker or Trading Symbol

Cosmoz Infrastructure Solutions, Inc. (OTC-BB: CMOZ)

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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Statement for Month/Year

                                                      June 30, 2001
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
         (Check all applicable)

         [X] Director                                          [X] 10% Owner
         [X] Officer (give title below)               [ ] Other (specify below)

                           Chief Executive Officer
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7. Individual or Joint/Group Filing
         (Check applicable line)

         [x] Form filed by one Reporting Person
         [_] Form filed by more than one Reporting Person
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

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
================================================================================


                                                                                                            6.
                                                                                          5. Amount of      Owner-
                                                                                          Securities        ship
                                                  3.                                      Beneficially      Form:       7. Nature of
                                   2.             Transaction                             Owned at End      Direct       Indirect
                                   Transaction    Code        4. Securities Acquired (A)  of Issuer's       (D) or       Beneficial
                                   Date           (Instr.     or Disposed of (D) (Instr.  Fiscal Year       Indirect     Ownership
1. Title of Security (Instr. 3)    (mm/dd/yy)     8)          3, 4 and 5)                 (Instr. 3 and 4)  (I)(Instr.4) (Instr. 4)
---------------------------------- -------------- ----------- --------------------------- ----------------- -----------  -----------
                                                              ------------- ----- -------
                                                                 Amount     (A)   Price
                                                                             or
                                                                            (D)
---------------------------------- -------------- ----------- ------------- ----- ------- ----------------- ---------- -----------
          Common Stock              08/07/2001        P        76,528,082    A    .0013      78,054,880          D
---------------------------------- -------------- ----------- ------------- ----- ------ ------------------ ---------- -----------
          Common Stock                                                                        6,000,000          I     Related Party
---------------------------------- -------------- ----------- ------------- ----- ------ ------------------ ---------- -----------

---------------------------------- -------------- ----------- ------------- ----- ------ ------------------ ---------- -----------

---------------------------------- -------------- ----------- ------------- ----- ------ ------------------ ---------- -----------

---------------------------------- -------------- ----------- ------------- ----- ------ ------------------ ---------- -----------

---------------------------------- -------------- ----------- ------------- ----- ------ ------------------ ---------- -----------


* If the form is  filed  by more  than one  Reporting  Person,  see  Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
          (e.g., puts, calls, warrants, options, convertible securities)

================================================================================



  1. Title of  2.         3.       4.         5. Number   6. Date Exercisable   7. Title and   8.      9. Number  10.       11.
                                                                                                                  Owner-
                                                                                                                  ship of
                                                                                                                  Deriv-
                                                 of                                                    of Deriv-  ative
               Conver-                       Derivative                                                ative      Secur-    Nature
               sion or                       Securities                                       Price    Secur-     ity:      of In-
               Exer-                          Acquired                                        of       ities      Direct    direct
               cise      Trans-                (A) or                                         Deriv-   Bene-      (D) or    Bene-
               Price of  action   Trans-    Disposed of                          Amount of    ative    ficially   In-       ficial
               Deriv-    Date     action    (D) (Instr.                          Underlying   Secur-   Owned at   direct    Owner-
  Derivative   ative     (Month/  Code      3, 4 and 5)                          Securities   ity      End of     (I)       ship
   Security    Secur-    Day/     (Instr.   ------------  and Expiration Date  (Instr. 3 and  (Instr.  Year       (Instr.   (Instr.
  (Instr. 3)      ity     Year)      8)       (A) (D)      (Month/Day/Year)          4)          5)    (Instr. 4)    4)        4)
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                                                         -------------------------------------
                                                         Date       Expira-    Title  Amount
                                                                                      or
                                                                                      Number
                                                         Exer-                        of
                                                          cisable   tion Date         Shares
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

Explanation of Responses:



By: /s/ Wilfred Shaw                                    8/15/2001
--------------------                                  -------------
        Wilfred Shaw                                      Date
        **Signature of Reporting Person

** Intentional  misstatements or omissions of facts constitute  Federal Criminal
 Violations.

 See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
 If space provided is insufficient, see Instruction 6 for procedure.